Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Names Patrick D. Linehan Chief Financial Officer

OVERLAND PARK, Kan. (Mar. 28, 2017) - Compass Minerals (NYSE: CMP) today announced the appointment of Patrick “Doug” Linehan as the company’s chief financial officer effective April 3, 2017.

Linehan joins Compass Minerals having spent the last 17 years at global food manufacture ConAgra Foods, Inc. where he held a variety of finance and accounting leadership positions of increasing responsibility. He most recently served as senior vice president, finance of ConAgra’s consumer brands business, a $7 billion business. Prior to this role, he served as senior vice president, corporate controller, leading a 375 person team with responsibility for all aspects of accounting and financial reporting, as well as financial planning and analysis. Linehan began his career at Deloitte LLP in the firm’s accounting and auditing practice.

“We are pleased to welcome Doug to the Compass Minerals leadership team,” said Fran Malecha, chief executive officer. “He brings deep public company experience and a strong background in fostering a culture of compliance and efficiency. His combination of corporate and operational finance experience will allow him to be an effective partner in driving a high performance culture throughout our company. I look forward to working with Doug to deliver on our commitments to increase shareholder value while maintaining strong financial discipline.”

Linehan holds a Bachelor of Science in Business Administration from Oklahoma State University and is a CPA.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Media Contact	Investor Contact
Tara Hart	Theresa Womble
Manager of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
PressRelations@compassminerals.com	InvestorRelations@compassminerals.com